Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-136924 and No. 333-163114) on Form S-8 of GeoMet, Inc. of our report dated March 31, 2014, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2013.

/s/ Hein & Associates LLP

Houston, Texas
March 31, 2014